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                                                                     EXHIBIT 3.1

                            AMENDMENT AND RESTATEMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

         The undersigned, being the President of American Oriental Bioengineering, Inc, a corporation organized and existing under and by virtue of the laws of the State of Nevada (hereinafter called the "Corporation"), DOES HEREBY CERTIFY THAT:

         A. The Board of Directors of the Corporation, by unanimous written consent of its members, filed with the minutes of the Board duly adopted a resolution setting forth a proposed amendment and restatement of the Articles of Incorporation of the Corporation, which shall supersede the existing Articles of Incorporation of the Corporation and all amendments and supplements thereto, declaring such amendment to be advisable and directing that the proposal be placed before the Stockholders of the Corporation for consideration thereof. The text of the amendment, consisting of Articles I through XII within quotation marks, is as follows:

                                    ARTICLE I

                                      NAME:

         The name of the Corporation is: American Oriental Bioengineering, Inc.

                                   ARTICLE II

                       REGISTERED OFFICE; RESIDENT AGENT:

         The address of its registered office in the State of Nevada is Corporation Trust Center, 6100 Neil Road, Suite 500, in the City of Reno. The name of its resident agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                                    DURATION:

         The Corporation shall have perpetual existence.

                                   ARTICLE IV

                                    PURPOSES:

         The purpose, object and nature of the business for which this Corporation is organized are (a) to engage in any lawful activity permitted by a Nevada corporation; (b) to carry on such business as may be necessary, convenient, or desirable to accomplish the above purposes, and to do all other things incidental thereto which are not forbidden by law or by these Articles of Incorporation.

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                                    ARTICLE V

                                     POWERS:

         The powers of the Corporation shall be all of those powers granted by the Nevada Revised Statutes (the "NRS"), under which the Corporation is formed.

                                   ARTICLE VI

                                 CAPITAL STOCK:

         The amount of the total authorized capital stock of the Corporation, and the number and par value of the shares of which it is to consist, is 62,000,000 shares, divided into two classes as follows:

              (A) 2,000,000 shares shall be Preferred Stock, $0.001 par value per share ("Preferred Stock");

              (B) 60,000,000 shares shall be Common Stock, $0.001 par value per share ("Common Stock"); and

              (C) Shares of any class of stock of the Corporation may be issued for such consideration and for each corporate purpose as the Board of Directors may from time to time determine.

         The following is a description of the different classes and a statement of the relative rights of the holder of the Preferred Stock and the Common Stock.

         PREFERRED STOCK

         The Board of Directors of the Corporation is authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock of the Corporation in one or more series with such voting power, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in these Articles of Incorporation, and to the extent not to stated or expressed, as may be stated and expressed in a resolution or resolutions establishing such series and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority to do so which is hereby expressly vested in it, including, without limiting the generality of the foregoing, the following:

         1.   the designation and number of shares of each such series;

         2. the dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the preferences or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

         3. whether the shares of each such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

         4. the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of each such series;

         5. whether the shares of each such series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

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         6.   the extent, if any, to which the holders of the shares of any series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

         7. the restrictions and conditions, if any, upon the issue or release of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

         8. the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution that the case of involuntary dissolution; and

         9. any other relative rights, preferences or limitations of shares of such series consistent with this Article VI and applicable law.

         The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock of the Corporation, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock of the Corporation shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue or shall be cumulative. Except as may otherwise be required by law or these Articles of Incorporation, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of capital stock of the Corporation.

         COMMON STOCK

         VOTING RIGHTS

              (A) Each share of Common Stock shall entitle the holder thereof to one vote for each share held.

              (B) No holder of Common Stock shall have the right to cumulate votes in the election of Directors of the Corporation or for any other purpose.

         DIVIDENDS

         Subject to the rights of holders of Preferred Stock of the Corporation, the holders of Common Stock shall be entitled to share, on a pro rata basis, in any and all dividends, payable in cash or otherwise, as may be declared in respect of their holdings by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

         PROVISIONS APPLICABLE TO ALL CLASSES

         LIQUIDATION RIGHTS

         In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of Preferred Stock equal to the amount fixed and determined in accordance with the respective rights and priorities established by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock before any of the assets of the Corporation shall be distributed or paid over to holders of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series, any remaining assets shall be distributed to the holders of Common Stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any material part of the assets of the Corporation (that does not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph.

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         PRE-EMPTIVE RIGHTS

         No stockholder of the Corporation, by reason of his holding any shares of any class of the Corporation, shall have any pre-emptive or preferential right to acquire or subscribe for any treasury or unissued shares of any class of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividends or voting rights of such stockholder, and the Board of Directors of the Corporation may issue shares of any class of this Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe for or acquire shares of any class of the Corporation, without offering any such shares of any class of the Corporation, either in whole or in part, to the existing stockholders of any class of the Corporation.

         CONSIDERATION FOR SHARES

         The Common Stock and Preferred Stock shall be issued for such consideration as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any consideration for shares shall be conclusive. When such shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable. This provision shall not be amended in this particular.

         STOCK RIGHTS AND OPTIONS

         The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes upon such terms and conditions and at such times and places as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the Board of Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

                                   ARTICLE VII

                              ASSESSMENT OF STOCK:

         No capital stock of this Corporation, after the amount of the subscription price (which shall not be less than the par value thereof) has been fully paid in, shall be assessable for any purpose, and no stock issued as fully paid up shall ever be assessable or assessed. The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the Corporation and shall not be liable for assessments to restore impairments in the capital of the Corporation.

                                  ARTICLE VIII

                                   DIRECTORS:

         For the management of the business, and for the conduct of the affairs of the Corporation, and for the future definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders, it is further provided:

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SECTION 1:  SIZE OF BOARD. The number of directors of the Corporation, their qualifications, terms of office, manner of election, time and place of meeting, and powers ad duties shall be such as are prescribed by NRS and in the By-laws of the Corporation.

SECTION 2: POWERS OF BOARD. The Board shall have all such powers as are allowed under the NRS.

SECTION 3: INTERESTED DIRECTORS. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated solely by reason of the fact that the director of the Corporation has a direct interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that the Corporation is in compliance with one or more of the conditions of Section
78.140 of the NRS (or any successor provision thereto).

                                   ARTICLE IX

                LIMITATION OF LIABILITY OF OFFICERS OR DIRECTORS

         The personal liability of a director or officer of the Corporation to the Corporation or the stockholders for damages for breach of fiduciary duty as a director or officer shall be limited to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, to the extent permissible under the NRS.

                                    ARTICLE X

                                 INDEMNIFICATION

         The Corporation shall indemnify its officers and directors to the greatest extent permitted by the laws of Nevada and may advance the cost of litigation to permitted persons to the extent permitted under Nevada law.

                                   ARTICLE XI

                        PLACE OF MEETING; CORPORATE BOOKS

         Subject to the NRS, the stockholders and the Directors shall nave power to hold their meetings, and the Directors shall have power to have an office or offices and to maintain the books of the Corporation either inside or outside of the State of Nevada, at such place or places as may from time to time be designated in the By-Laws or by appropriate resolution.

                                   ARTICLE XII

                              AMENDMENT OF ARTICLES

         The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the NRS, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

            END OF AMENDMENT

         B.   There are no other amendments to the Articles of Incorporation

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         C.   Pursuant to the resolution of the Corporation's Board of
              Directors, the foregoing Amendment was duly approved by affirmative vote of the holders of 7,161,997 of the 10,141,017 shares of common stock outstanding and entitled to vote on the proposed amendment, a number sufficient for approval, all in accordance with the Nevada Revised Statutes and the existing Articles of Incorporation and By-laws of the Corporation.

         DATED: May 7th, 2002

         AMERICAN ORIENTAL BIOENGINEERING, INC.


                          By             /s/ Shujun Liu
                              -----------------------------
                                           Shujun Liu
                                            President

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